Securus Technologies, Inc. Completes Debt Financing

Dallas, Texas – October 3, 2008/PR Newswire

Securus Technologies, Inc. Completes Debt Refinancing

Securus Technologies, a leading provider of inmate communication services and innovative offender and case management software design, announced that it has completed the refinancing of its $40 million dollar revolving credit facility with Wells Fargo Foothill, part of Wells Fargo & Company. The refinancing extended the maturity of the company’s revolver and expanded cash availability.

William D. Markert, Chief Financial Officer of Securus Technologies stated, “I’m very pleased with this result, especially given the current difficulties in the financing markets. Wells Fargo Foothill did an excellent job getting to know our business and understanding our business needs. This financing shows a significant amount of confidence in our business model and in our execution.”

About Securus Technologies, Inc.

Securus Technologies, Inc. is one of the largest suppliers of inmate communications and information management solutions, serving approximately 2,600 correctional facilities nationwide. A recognized leader in providing comprehensive, innovative technical solutions and responsive customer service, Securus’ sole focus is the specialized needs of the corrections and law enforcement communities. Securus is headquartered in Dallas, TX, with regional offices in Bedford, MA; Raleigh, NC; Carrollton and Allen, TX; and Atlanta, GA. For more information please visit the Securus website at www.securustech.net.

Syscon Holdings, Ltd., a wholly-owned subsidiary of Securus, is a world leader in innovative Offender and Case Management Software design and delivery. Syscon’s Elite and Exact systems offer management functionality from booking and legal documentation through trust accounting, commissary, and medical records to the management of parole and other forms of community supervision. Syscon’s systems have been implemented in many States and large Counties across North America, in Australia and in England. Syscon solutions help manage more than 300,000 inmates and former inmates every day. For more information about Syscon, please visit www.syscon.net.

Special Note Regarding Forward-Looking Statements

The foregoing release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are only predictions and are not guarantees of future performance. Investors are cautioned that any such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environment of Securus Technologies, Inc. that may cause the actual results to be materially different from any future results expressed or implied in such forward-looking statements. Securus assumes no obligation to update the information contained in this press release.

CONTACT

Investor Relations:	Media Inquiries:
William D. Markert	James S. Sidler
Chief Financial Officer	Sr. Director Marketing,
972.277.0690	Communications & Research
972.277.0340

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